                                                                    Exhibit 10.2
                                                                    ------------

                          LICENSE AND SUPPLY AGREEMENT


        THIS AGREEMENT dated as of July 2, 1996 is made by and between Thermo Fibertek Inc., a Delaware corporation having its principal place of business at 81 Wyman Street, Waltham, Massachusetts 02254 ("TFT"), and Thermo Fibergen Inc., a Delaware corporation having its principal place of business at 8 Alfred Circle, Bedford, Massachusetts 01730 ("TFG").

        WHEREAS, TFT is the owner of one or more inventions, patent rights and other intellectual property rights covering a device developed by its AES Engineered Systems Division to wash, thicken and classify solids (the "AES Washer");

        WHEREAS, the AES Washer is suitable for use in washing, thickening and classifying fibers used for paper making as well as for separating cellulosic fibers from the rejected residue from deinked fiber pulping systems and other pulp and paper systems;

        WHEREAS, TFG is engaged in the design of systems for processing pulp and paper mill residue, which systems include the separation of useful fibers from post-clarifier pulp and paper mill residue;

        WHEREAS, TFG desires to obtain an exclusive license from TFT, and TFT is willing to grant such a license to TFG;

        NOW, THEREFORE, in consideration of the foregoing, of the mutual covenants set forth below, and of other good and valuable consideration, receipt of which is hereby acknowledged, the Parties hereby agree as follows:


                                   ARTICLE 1

                                  DEFINITIONS
                                  -----------

        As used in this Agreement, the following terms, whether used in the singular or plural, have the meanings set forth below:

        1.1. "TFT PATENT RIGHTS" mean all patents and patent applications (which for all purposes of this Agreement shall be deemed to include certificates of invention, applications for certificates of invention and utility models), including but not limited to those set forth on Schedule A, throughout the world, covering or relating to the AES Washer (or its components or replacement parts) developed by TFT's AES Engineered Systems Division prior to and during the term of this Agreement, including any substitutions, extensions, reissues, reexaminations, renewals, divisions, continuations or continuations-in-part, which TFT owns or controls, and under which TFT has the right to grant licenses or sublicenses to TFG, as of the date of this Agreement and thereafter during the term of this Agreement.

        1.2. "TFT KNOW-HOW" means any designs, specifications, research data and other information relating to the AES Washer which is owned or controlled by TFT as of the date of this Agreement or which TFT acquires in connection with its activities under this Agreement.

        1.3. "TFT INTELLECTUAL PROPERTY RIGHTS" means the TFT Patent Rights and the TFT Know-How.

        1.4. "FIELD" means all applications for and in the pulp and paper industry.

        1.5. "LICENSED PRODUCT" means a product (i) which, or the manufacture, use, offer for sale or sale of which, is covered by a Valid Claim of any of the TFT Patent Rights in the country where the product is manufactured, offered for sale, sold or used or (ii) which embodies any TFT Know-How.

        1.6. "PARTY" means TFT or TFG; "PARTIES" means TFT and TFG.

        1.7. "VALID CLAIM" means a claim of any unexpired United States or foreign patent or patent application which shall not have been withdrawn, canceled or disclaimed, nor held invalid by a court of competent jurisdiction in an unappealed or unappealable decision.

        1.8. "INITIAL TERM" means the eight-year period commencing on the date of this Agreement and ending on the eighth anniversary hereof.


                                   ARTICLE 2

                                 LICENSE GRANT
                                 -------------

        Subject to the terms of this Agreement, including but not limited to
Section 5.1 hereof, TFT hereby grants to TFG a worldwide, royalty-free, paid-up, exclusive (against TFT and against all third parties) license under the TFT Intellectual Property Rights, including the right to sublicense any or all of such rights, to use, have used, sell, have sold, offer to sell and import Licensed Products for use in the Field.


                                   ARTICLE 3

            REPRESENTATIONS, WARRANTIES AND LIMITATIONS OF LIABILITY
            --------------------------------------------------------

        3.1. REPRESENTATIONS OF BOTH PARTIES. Each Party represents and warrants that it has the full authority to enter into this Agreement.

        3.2. REPRESENTATIONS OF TFT. TFT hereby represents and warrants that it owns or has the right to license all of the TFT Patent Rights set forth in Schedule A and the other TFT Intellectual Property Rights licensed hereunder. TFT hereby represents and warrants that the exercise of the license granted pursuant to Article 2 hereof does not infringe any patent or




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copyright or misappropriate any trade secret of any third party. TFT also hereby represents and warrants that any use, sale, offer to sell or importation of any improvements, modifications or enhancements to the AES Washer made by TFT will not infringe any patent or copyright or misappropriate any trade secret of any third party.

        3.3. REPRESENTATIONS OF TFG. TFG hereby represents and warrants that any use, sale, offer to sell or importation of any improvements, modifications or enhancements to the AES Washer made by TFG will not infringe any patent or copyright or misappropriate any trade secret of any third party.

        3.4. DISCLAIMER OF WARRANTY. EXCEPT AS SET FORTH IN SECTION 3.2 OR IN ANY OTHER WRITTEN AGREEMENT, PURCHASE ORDER OR OTHER DOCUMENT EXECUTED BY TFT, TFT HEREBY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE AES WASHER AND ANY OTHER LICENSED PRODUCTS, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

        3.5. LIMITATION OF LIABILITY. UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL, INCIDENTAL OR OTHER INDIRECT DAMAGES ARISING OUT OF THIS AGREEMENT.


                                   ARTICLE 4

                          INTELLECTUAL PROPERTY RIGHTS
                          ----------------------------

        4.1. OWNERSHIP. Except as otherwise provided in this Agreement, TFT shall retain the entire right, title and interest in and to all TFT Patent Rights. TFT shall be responsible for filing, prosecuting and maintaining the TFT Patent Rights at its sole expense. In the event that TFT fails to take any action which is necessary to file, prosecute and/or maintain the TFT Patent Rights, TFG shall have the right to take such action, and TFT shall reimburse TFG for all expenses incurred in connection therewith. To enable TFG to take such action, TFT shall provide TFG with copies of all substantive communications to and from patent offices regarding each patent and patent application covering the TFT Patent Rights, and shall furnish TFG notice of any election by TFT not to maintain any TFT Patent Rights not less than 30 days prior to the due date of an action.

        4.2. IMPROVEMENTS. Any patents or other intellectual property rights in any modifications, improvements or enhancements to the AES Washer made by either Party shall be owned by the Party making such modifications, improvements or enhancements; PROVIDED, HOWEVER, that TFT shall have a worldwide, royalty-free, paid-up, exclusive right to make, use, offer to sell and sell products outside the Field (and, after the expiration or termination of this Agreement, in the Field), and, except as otherwise provided in this Agreement, to make and have made AES Washers and their components and replacement parts, incorporating modifications, improvements or enhancements made by TFG to the AES Washer during the term of this




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Agreement. In the event that the Parties jointly develop any modifications, improvements or enhancements, any patent applications and resulting patents covering such modifications, improvements or enhancements shall be jointly owned by the Parties. TFT, however, shall have the exclusive right, at its expense but in the joint names of the Parties, to file, prosecute or maintain any such jointly-owned patent applications and the resulting patents. Copies of all substantive communications to and from patent offices regarding such patent applications shall be provided to TFG for comment by TFG. In the event that TFT fails to take any action which is necessary to file, prosecute and/or maintain such patent applications or patents, TFT shall furnish TFG notice as set forth in Section 4.1 and TFG shall have the right to take such action in the joint name of the Parties, and TFT shall reimburse TFG for all expenses incurred in connection therewith.

        4.3.  INFRINGEMENT.

                (a) Each Party shall promptly report in writing to the other Party during the term of this Agreement any (i) known infringement or suspected infringement of any of the TFT Intellectual Property Rights in the Field by any third party of which it becomes aware, and shall provide the other Party with all available evidence supporting such infringement or suspected infringement. Within 90 days after TFG becomes, or is made, aware of any of the foregoing, TFG shall decide whether or not to initiate an infringement suit or other appropriate litigation and shall advise TFT of its decision in writing. The inability of TFG to decide on a course of action within such 90-day period shall for purposes of this Agreement be deemed a decision not to initiate an infringement suit or other appropriate litigation. TFG shall not have any rights to enforce TFT Intellectual Property Rights outside the Field.

                (b) Except as provided in paragraph (d) below, TFG shall have the right to initiate an infringement suit or other appropriate litigation anywhere in the world against any third party who at any time has infringed, or is suspected of infringing, any of the TFT Intellectual Property Rights in the Field. TFG shall give TFT sufficient advance notice of its intent to commence such action and the reasons therefor, and shall provide TFT with an opportunity to make suggestions and comments with respect thereto. TFG shall keep TFT promptly informed of, and shall from time to time consult with TFT regarding, the status of any such action and shall provide TFT with copies of all documents filed therein, and all written communications relating thereto.

                (c) Any damages, settlement fees or other consideration for past infringement received as a result of any such litigation in the Field shall be retained by TFG. If necessary, TFT shall join as a party to the litigation but shall be under no obligation to participate except to the extent that such participation is required as the result of being named a party to the litigation. TFT shall offer reasonable assistance to TFG in connection therewith at no charge to TFG except for reimbursement of reasonable expenses, including out-of-pocket expenses and salaries of TFT personnel, incurred in rendering such assistance. TFG shall not settle any such litigation which diminishes the rights of TFT outside the Field without obtaining the prior written consent of TFT, which consent shall not be unreasonably withheld.



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                (d)  TFG shall promptly advise TFT of its intent not to initiate an infringement suit or other appropriate litigation pursuant to paragraph (b) above. In the event that TFG does not initiate an infringement suit or other appropriate litigation pursuant to paragraph (b) above within 180 days of becoming aware of any infringement or suspected infringement of any of the TFT Intellectual Property Rights in the Field or if TFG shall have advised TFT of its intent not to initiate such litigation, TFT shall have the right, at its expense, to initiate an infringement or other appropriate litigation with respect to infringements of the TFT Intellectual Property Rights in the Field. TFT shall pay all attorneys' fees and court costs, and TFT shall retain all amounts recovered in such litigation. If necessary, TFG shall join as a party to the litigation but shall be under no obligation to participate except to the extent that such participation is required as the result of being named a party to the litigation.


                                   ARTICLE 5

            SUPPLY OF AES WASHERS, COMPONENTS AND REPLACEMENT PARTS
            -------------------------------------------------------

        5.1. PURCHASE AND SALE COMMITMENTS. Except as otherwise provided in this Agreement, TFG hereby agrees to purchase from TFT, and TFT hereby agrees to sell to TFG, all of TFG's requirements of AES Washers (and all components and replacement parts thereof manufactured from time to time by TFT) during the term of this Agreement. TFG agrees not to purchase any equipment for washing, thickening and classifying solids in pulp and paper residue from any other vendor during the term of this Agreement.

        5.2. PRICING. Such AES Washers, components and replacement parts will be sold to TFG at TFT's cost plus an amount sufficient to yield to TFT a Gross Margin of 55% thereon. For purposes of this Agreement, "Gross Margin" shall mean the difference between the prices TFT receives upon the sale of AES Washers, components and/or replacement parts to TFG and the costs thereof. For purposes of the two preceding sentences, TFT's costs shall include its manufacturing costs and overhead related thereto, but shall not include selling, general or administrative costs. TFT agrees to use reasonable efforts to minimize such costs over the term of this Agreement.

        5.3. MANUFACTURING RIGHTS. If TFT fails to sell AES Washers, components and/or replacement parts to TFG on reasonable terms and conditions, other than the pricing terms set forth in Section 5.2, which the Parties agree to be reasonable, then TFG shall have the right to manufacture or have manufactured such AES Washers, components and/or replacement parts, as the case may be, and the exclusive license granted in Section 2.1 shall be extended to make or have made such Licensed Products in the Field.

        5.4   CONVERSION TO NON-EXCLUSIVE LICENSE.

              (a) If TFG fails to purchase at least 35 AES Washers from TFT prior to the end of the fifth year of the Initial Term, then the exclusive license granted in Article 2 shall be modified to be non-exclusive for the remainder of the Initial Term and during any subsequent



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renewal term unless, prior to the end of such fifth year, TFG shall have paid to
TFT an amount equal to the aggregate Gross Margin which TFT would have received with respect to the unpurchased AES Washers had TFG actually purchased such unpurchased AES Washers prior to the end of such fifth year.

                (b) If TFG fails to purchase at least five AES Washers from TFT during each of the sixth, seventh and eighth years of the Initial Term, then the exclusive license granted in Article 2 shall be modified to be non-exclusive for the remainder of the Initial Term and during any subsequent renewal term unless, prior to the end of such sixth, seventh or eighth year, as the case may be, TFG shall have paid to TFT an amount equal to the aggregate Gross Margin which TFT would have received with respect to the unpurchased AES Washers had TFG actually purchased such unpurchased AES Washers prior to the end of such year.


                                   ARTICLE 6

                                  TERMINATION
                                  -----------

        6.1.  TERM. This Agreement shall remain in effect until the earlier of
(i) the expiration of the Initial Term or (ii) termination of this Agreement in accordance with the provisions of this Article 6. In the event that this Agreement has not been terminated in accordance with Section 6.2 hereof prior to the expiration of the Initial Term (or any applicable renewal term), then this Agreement shall be automatically renewed for successive one-year renewal terms unless, not later than 90 days prior to the expiration of the Initial Term (or such applicable renewal term), either Party shall have delivered notice in writing to the other Party that it elects not to renew this Agreement.

        6.2. TERMINATION FOR DEFAULT. Either Party may terminate this Agreement upon default by the other Party of any material obligation hereunder if, within 60 days after written notice of such default to the defaulting Party, such defaulting Party has not remedied such default. Upon termination of this Agreement pursuant to this Section 6.2, neither Party shall be relieved of any obligations incurred prior to such termination.

        6.3. SURVIVAL OF OBLIGATIONS. Notwithstanding any termination of this Agreement, the obligations of the Parties with respect to infringement indemnification pursuant to Article 7, as well as any other provisions which by their nature are intended to survive such termination (including without limitation the licenses with respect to AES Washers purchased by TFG prior to such termination) shall survive and continue to be enforceable. Upon any termination by TFG for default of a material obligation of TFT pursuant to
Section 6.2, TFG shall have the right to manufacture or have manufactured the AES Washer and all components and replacement parts thereof then manufactured by TFT, and the exclusive license granted in Article 2 shall be extended to make or have made Licensed Products in the Field.



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                                   ARTICLE 7

                          INFRINGEMENT INDEMNIFICATION
                          ----------------------------

        TFT shall defend and indemnify TFG from and against any damages, liabilities, costs and expenses (including reasonable attorneys' fees) arising out of any claim that any Licensed Product infringes any patent or copyright or misappropriates a trade secret of a third party and such claim relates to the use in the Licensed Product of either TFT Intellectual Property Rights or devices or products supplied by TFT, PROVIDED, HOWEVER, that (i) TFG shall have promptly provided TFT with written notice thereof and reasonable cooperation, information and assistance in connection therewith and (ii) TFT shall have sole control and authority with respect to the defense, settlement or compromise thereof. Should any Licensed Product become or, in TFT's opinion, be likely to become the subject of an infringement claim, TFT may, at its option and at its expense, (i) procure for TFG the right to continue using such Licensed Product,
(ii) replace or modify such Licensed Product so that it becomes non-infringing, or, if the preceding remedies are not reasonably available to TFG, (iii) demand that TFG return to TFT the Licensed Products supplied by TFT and TFT shall refund to TFG the amount paid to TFT for such Licensed Products; PROVIDED, HOWEVER, that option (iii) shall be available to TFT only with respect to Licensed Products supplied by TFT and which are within the possession or control of TFG. TFT shall have no liability or obligation to TFG hereunder with respect to any patent, copyright or trade secret infringement or claim thereof based upon (i) use or sale by TFG or its customers of Licensed Products in combination with devices or products not designed by TFT unless such Licensed Products would be infringing absent their use in such combinations, or (ii) modifications, alterations or enhancements of the Licensed Products created by TFG. TFG shall indemnify and hold TFT harmless from all costs, damages and expenses (including reasonable attorneys' fees) arising from any claim enumerated in clauses (i) and
(ii) above in the preceding sentence.


                                   ARTICLE 8

                                COVENANTS OF TFG
                                ----------------

        8.1. PROPRIETARY INFORMATION. TFG hereby covenants that it will not, during the term of this Agreement or at any time thereafter, disclose to others, or use for its own benefit or the benefit of others (except as contemplated by this Agreement), any Proprietary Information. For purposes of this Agreement, "Proprietary Information" shall mean all trade secrets or other confidential or proprietary information owned, possessed or used by TFT that is communicated to, learned of or otherwise acquired by TFG in the course of this Agreement. TFG's obligations under this Agreement shall not apply to Proprietary Information that
(i) is or becomes known to the general public without any wrongful act or omission by TFG, (ii) is made available to TFG as a matter of right by any third party, (iii) is independently developed by TFG, (iv) is required to be disclosed by TFG under compulsion of law, rule or judicial process, (v) is generally disclosed to third parties by TFT without restriction on such third parties or
(vi) is approved for release by written authorization from TFT.



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        8.2.  REFERRALS BY TFG. TFG hereby covenants that it shall promptly refer to TFT's AES Engineered Systems Division all inquiries it receives from third parties during the term of this Agreement regarding the possible application of the Licensed Products and/or the AES Washers outside of the Field.


                                   ARTICLE 9

                                 MISCELLANEOUS
                                 -------------

        9.1. NO AGENCY. Nothing herein shall be deemed to constitute either Party as the agent of the other, or the Parties as joint venturers or partners of one another for any purpose. Neither Party shall be responsible for the acts or omissions of the other. Neither Party has any authority to speak for, represent or obligate the other Party in any way without prior written authority from such other Party.

        9.2. NOTICES. Any notice or other communication shall be in writing and shall be personally delivered, or sent by overnight or second day courier or by first class mail, return receipt requested, to the Party to whom such notice or other communication is to be given or made at such Party's address set forth below, or to such other address as such Party shall designate by written notice to the other Party as follows:

        If to TFT:

               Thermo Fibertek Inc.
               81 Wyman Street
               Waltham, Massachusetts 02254
               Attention: President

        If to TFG:

               Thermo Fibergen Inc.
               8 Alfred Circle
               Bedford, Massachusetts 01730
               Attention: President

PROVIDED, HOWEVER, that any notice of change of address, and any notice or other communication given otherwise than as specified above shall be effective only upon receipt; and further that any presumption of receipt by the addressee shall be inoperable during the period of any interruption in Postal Service.

        9.3. ENTIRE AGREEMENT. This Agreement, including Schedule A hereto, sets forth the entire agreement between the Parties with respect to its subject matter, and supersedes all prior agreements, written or oral, with respect thereto.



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        9.4.  WAIVERS AND AMENDMENTS; NON-CONTRACTUAL REMEDIES; PRESERVATION OF
REMEDIES. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the Party waiving compliance. No delay on the part of either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any waiver on the part of either Party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that either Party may otherwise have at law or in equity.

        9.5. ASSIGNMENT. Neither Party shall assign its rights or obligations hereunder without the prior written consent of the other Party; PROVIDED, HOWEVER, that notwithstanding the foregoing, a Party may assign its rights and obligations hereunder without the prior written consent of the other Party in connection with the sale to any person or entity of all or substantially all of the business or assets of the assigning Party relating to the development, manufacture, use or sale of Licensed Products; PROVIDED, HOWEVER, that such person or entity shall first have agreed with the other Party to assume and perform the obligations of such Party hereunder.

        9.6. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the Parties, their permitted assigns and their respective successors and legal representatives.

        9.7. SEVERABILITY. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

        9.8. COUNTERPARTS. This Agreement may be executed by the Parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

        9.9. HEADINGS. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

        9.10. FORCE MAJEURE. Neither Party shall be responsible to the other Party for nonperformance or delay in performance of the terms or conditions of this Agreement due to acts of God, acts of governments, war, riots, strikes, accidents in transportation, or other causes beyond the reasonable control of such Party.

        9.11. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts.




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        IN WITNESS WHEREOF, the Parties have executed this Agreement under seal as of the date first above written.


THERMO FIBERTEK INC.                          THERMO FIBERGEN INC.

By: /s/ William A. Rainville                By:  /s/ Yiannis A. Monovoukas
   -----------------------------                 -----------------------------
Name:  William A. Rainville                 Name:    Yiannis A. Monovoukas
     ---------------------------                 ----------------------------
Title: President and Chief                 Title:    President and Chief
      --------------------------                 ---------------------------
        Executive Officer                             Executive Officer









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                                   SCHEDULE A

                             List of Patent Rights
                             ---------------------


        US Patent No. 5,259,955 and all foreign counterparts, including without limitation, patents issued by, and patents pending in, Australia, Brazil, Canada, the European Union, Finland, Japan and Mexico

        US Patent No. 5,453,193 and all foreign counterparts, including without limitation, patents issued by, and patents pending in, Brazil, Canada, the European Union and Japan











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